UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934
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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12
BIOGEN IDEC INC.
(Name of Registrant as Specified In Its Charter)
N.A.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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For More Information Contact:
Biogen Idec Media Contact:
Jennifer Neiman
Senior Manager, Public Affairs
(617) 914-6524
Biogen Idec Investor Relations Contact:
Elizabeth Woo
Vice President, Investor Relations
(617) 679-2812
Biogen Idec Board Recommends Shareholders Elect Directors with Record of
Success in Enhancing the Value of the Company
CAMBRIDGE, MA, April 27, 2009 — Biogen Idec (NASDAQ: BIIB) today announced that it has commenced the mailing of proxy materials for the Company’s June 3, 2009 Annual Meeting. The proxy materials encourage shareholders to re-elect the Company’s highly qualified and dedicated directors and support the efforts of the Board of Directors to deliver additional value by voting the white proxy card. Shareholders are also urged to reject the four directors proposed by Carl Icahn and to disregard any gold proxy card sent by the Icahn Entities.
In a letter to shareholders accompanying the proxy materials, Chairman Bruce R. Ross and Chief Executive Officer James C. Mullen note that the Board has both a solid track record of generating strong financial and operational performance, and a prudent plan to continue delivering value for shareholders.
The letter emphasizes three critical points for shareholders to consider in determining their vote:
1.	The Biogen Idec Board, including the four directors up for re-election, has a strong track record of driving the Company’s growth and delivering shareholder value, even in a difficult economic climate, with total revenues in 2008 up 29% and EPS up 34% over 2007.

2.	The Biogen Idec Board possesses an investor mindset, and regularly reviews all of the Company’s strategic options, including pursuing strategic acquisitions or a sale of all or part of the business.

3.	The Board also has taken strong action to improve the Company’s corporate governance standards, including adding five new highly qualified directors since 2006; terminating the Biogen Idec stockholder rights plan; and recommending that shareholders approve adoption of a majority voting standard in uncontested director elections.
The full letter to Biogen Idec shareholders follows:
April 27, 2009
Dear Fellow Shareholder:
The June 3rd Annual Meeting is your opportunity to keep Biogen Idec on its path of delivering outstanding performance and outstanding shareholder returns.
Once again, even though Carl Icahn has offered no ideas to enhance shareholder value in the ten months since last year’s Annual Meeting, he has announced his plan to launch a proxy contest in an effort to put his own representatives on your Board of Directors.
We urge you to protect your investment and vote FOR your Board’s highly qualified, dedicated, independent nominees. Please use the WHITE proxy card to vote TODAY – by telephone, Internet, or by signing, dating and returning your WHITE proxy card in the enclosed postage-paid envelope.
BIOGEN IDEC—A CONTINUING TRACK RECORD
OF OUTSTANDING PERFORMANCE
Your Board’s track record of driving the Company’s growth and delivering shareholder value has continued even in a difficult economic climate. Total revenues in 2008 were $4.1 billion, an increase of 29% from $3.2 billion in 2007, and non-GAAP diluted earnings per share in 2008 were $3.66, an increase of 34% from $2.74 in 2007. GAAP diluted earnings per share in 2008 were $2.65, a 33% increase from 2007. These outstanding financial results continue a five-year record of steady and sustained growth:1
YOUR BOARD—A WINNING TEAM WITH A PROVEN STRATEGY
FOR ENHANCING SHAREHOLDER VALUE
Your Board is committed to creating value for our shareholders. It has demonstrated this commitment by adopting and overseeing a strategic plan that has led to the Company’s continued success. We are still moving forward – investing in and growing sales and markets for our existing products, Tysabri, Avonex and Rituxan,2 while advancing our industry-leading product pipeline to address important medical needs and generate future value.
Your Board’s nominees for re-election at this year’s Annual Meeting – Lawrence C. Best, Dr. Alan B. Glassberg, Robert W. Pangia, and William D. Young – are essential members of the team that has positioned your company for continued growth.
THE BIOGEN IDEC BOARD—AN INVESTOR MINDSET

[1]	Note: 2003 is pro forma data for the Biogen and Idec merger. EPS numbers are non-GAAP which exclude the impact of purchase accounting, merger-related adjustments, stock option expense, and other items and their related tax effects. GAAP to non-GAAP EPS reconciliation is provided on the last page of this letter.

[2]	TYSABRI®(natalizumab), AVONEX®(interferon beta-1a) and RITUXAN®(rituximab)

As strong as the Company’s achievements have been, your Board has not been content to rest on its laurels. We regularly review all of the Company’s strategic options, including pursuing strategic acquisitions, or a sale of all or part of the business. In 2007, we completed a $3 billion share repurchase. We have also taken strong action to institute “best-practice” corporate governance standards:
•	In 2008, after soliciting input from shareholders, your Board identified two new independent directors. With the recent addition of Stelios Papadopoulos, Ph.D., and Brian Posner, a total of five new highly qualified individuals have joined your Board since 2006.

•	Earlier this year, your Board voted to terminate the Biogen Idec stockholder rights plan.

•	The Board of Directors is also recommending that shareholders approve adoption of a majority voting standard in uncontested director elections.
We have taken an active, engaged approach toward protecting and enhancing the value of your investment. In contrast, ask yourself the simple question: Has Carl Icahn done anything to earn your support for his nominees? We think the answer is a resounding “NO.”
SUPPORT THE CONTINUED GROWTH OF YOUR COMPANY—
VOTE FOR YOUR BOARD’S NOMINEES
Your vote is extremely important to us no matter how many or how few shares you own. Please use the enclosed WHITE proxy card to vote FOR your Board’s nominees TODAY – by telephone, by Internet or by signing, dating and returning the enclosed WHITE proxy card.
Sincerely,

Bruce Ross, Chairman	James Mullen, Chief Executive Officer

If you have questions about how to vote your shares on the WHITE proxy card, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:
INNISFREE M&A INCORPORATED
Stockholders Call Toll-Free: (877) 750-5836
Banks and Brokers Call Collect: (212) 750-5833
IMPORTANT
We urge you NOT to sign any Gold proxy card sent to you by The Icahn Parties.
Safe Harbor
This letter to stockholders contains forward-looking statements which appear under the heading “Your Board — A Winning Team With A Proven Strategy For Enhancing Shareholder Value” and elsewhere.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from that which we expect, including our continued dependence on our two principal products, AVONEX and RITUXAN, the uncertainty of success in commercializing other products including TYSABRI, the occurrence of adverse safety events with our products, competitive pressures, changes in the availability of reimbursement for our products, our dependence on collaborations over which we may not always have full control, failure to execute our growth initiatives, possible adverse impact of government regulation, problems with our manufacturing processes and our reliance on third parties, the impact of the global credit crisis, the market, interest and credit risks associated with our portfolio of marketable securities, our significant investment in a manufacturing facility currently under development, our ability to attract and retain qualified personnel, the risks of doing business internationally, the actions of activist shareholders, fluctuations in our operating results, our ability to protect our intellectual property rights and the cost of doing so, product liability claims, fluctuations in our effective tax rate, our level of indebtedness, environmental risks, aspects of our corporate governance and collaborations and the other risks and uncertainties that are described in Item 1.A. Risk Factors in our reports on Form 10-K and Form 10-Q and in other reports we file with the Securities and Exchange Commission (the “SEC”). These forward-looking statements speak only as of the date of this letter, and we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
Important Information
On April 27, 2009, Biogen Idec filed a definitive proxy statement with the SEC in connection with the Company’s 2009 Annual Meeting. Biogen Idec’s stockholders are strongly advised to read the definitive proxy statement carefully before making any voting or investment decision because the definitive proxy statement contains important information. The Company’s proxy statement and any other materials filed by the Company with the SEC can be obtained free of charge at the SEC’s web site at www.sec.gov or from Biogen Idec at http://investor.biogenidec.com. The Company’s definitive proxy statement and other materials will also be available for free by writing to Biogen Idec Inc., 14 Cambridge Center, Cambridge, MA 02142 or by contacting our proxy solicitor, Innisfree M&A Incorporated, by toll-free telephone at (877) 750-5836.
GAAP TO NON-GAAP RECONCILIATION
Diluted EPS and Net Income

Condensed Consolidated Statements of Income — Operating Basis	FY 2003	FY 2004	FY 2005	FY 2006	FY 2007	FY 2008

GAAP diluted EPS	(4.92)	0.07	0.47	0.63	1.99	2.65
Adjustment to net income attributable to Biogen Idec Inc. (see below)	6.14	1.38	1.10	1.62	0.75	1.01
Effect of FAS128 and ETIF 0306	—	(0.05)	—	—	—	—
Non-GAAP diluted EPS	1.22	1.40	1.57	2.25	2.74	3.66

GAAP Net Income Attributable to Biogen Idec Inc. ($M)	(875.1)	25.1	160.7	217.5	638.2	783.2
Revenue — Pre-merger Biogen product, royalty and corporate partner revenue	1,173.1	—	—	—	—	—
COGS — Fair value step up of inventory acquired from Biogen and Fumapharm	231.6	295.5	34.2	7.8	—	—
COGS — Pre-merger Biogen cost of sales	(179.2)	—	—	—	—	—
COGS — Royalties related to Corixa	1.8	—	—	—	—	—
COGS — Amevive divesture	—	—	36.4	—	—	—
R&D — Pre-merger Biogen net R&D	(301.1)	—	—	—	—	—
R&D — Severance and restructuring	—	3.1	20.3	0.3	1.2	1.2
R&D — Sale of plant	—	—	1.9	—	—	—
R&D — Expenses paid by Cardiokine	—	—	—	—	—	5.2
SG&A — Pre-merger Biogen SG&A	(346.7)	—	—	—	—	—
SG&A — Merger related and purchase accounting costs	—	—	—	0.1	—	—
SG&A — Severance and restructuring	13.2	9.3	19.3	2.0	0.6	3.8
Amortization of intangible assets primarily related to Biogen merger	33.2	347.7	302.3	267.0	257.5	332.7

In-process R&D related to the Biogen Idec merger, acquisitions of Conforma, Syntonix, and Fumapharm, and consolidation of Cardiokine, Neurimmune and Escoubloc and contingent consideration payment in 2008 associated with the 2006 Conforma acquisition	823.0	—	—	330.5	84.2	25.0
Loss/(gain) on settlement of license agreements with Fumedica and Fumapharm	—	—	—	(6.1)	—	—
(Gain)/loss on sale of long lived assets	—	—	111.8	(16.5)	(0.4)	(9.2)
Other income, net: Pre-merger Biogen	32.9	—	—	—	—	—
Other income, net: Gain on sale of long lived assets	—	—	—	—	(7.1)	—
Write down of investments	—	12.7	—	—	—	—
Charitable donations and legal settlements	30.7	—	—	—	—	—
Income taxes: Income tax effect primarily related to reconciling items	(205.8)	(195.4)	(145.2)	(70.3)	(65.5)	(81.9)
Stock option expense	—	—	—	44.5	35.6	26.2
Net Income Attributable to Non-Controlling Interests: Consolidation of Cardiokine and Neurimmune and expenses paid by Cardiokine	—	—	—	—	(65.2)	(5.2)

Non-GAAP Net Income Attributable to Biogen Idec Inc.	431.7	498.0	541.7	776.8	879.1	1,081.0

Notes: The non-GAAP financial measures presented in this table are utilized by Biogen Idec management to gain an understanding of the comparative financial performance of the Company. Our non-GAAP financial measures are defined as reported, or GAAP, values excluding (1) purchase accounting and merger-related adjustments, (2) stock option expense and the cumulative effect of an accounting change relating to the initial adoption of SFAS No. 123R and (3) other items. Our management uses these non-GAAP financial measures to establish financial goals and to gain an understanding of the comparative financial performance of the Company from year to year and quarter to quarter. Accordingly, we believe investors’ understanding of the Company’s financial performance is enhanced as a result of our disclosing these non-GAAP financial measures. Non-GAAP net income attributable to Biogen Idec, Inc., and non-GAAP diluted EPS should not be viewed in isolation or as a substitute for reported, or GAAP net income attributable to Biogen Idec, Inc., and diluted EPS.
The GAAP figures reflect:
*	2004 and beyond – the combined Biogen Idec

*	2003 – a full year of IDEC Pharmaceuticals and 7 weeks of the former Biogen, Inc. (for the period 11/13/03 through 12/31/03)
Numbers may not foot due to rounding.